[GRAPHIC OMITTED][GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE


     DNB FIRST CELEBRATES NAME CHANGE BY GIVING AWAY OVER $15,000 IN PRIZES

     DOWNINGTOWN, Pennsylvania, June 21, 2004 - Spurning the key chains and toasters typically associated with bank promotions, DNB First will award one lucky customer the actual keys to a 2004 Jaguar X-Type sedan and another customer will win a vacation to the destination of his or her choice (toasty or otherwise) as part of the "Think DNB First" sweepstakes.

     The sweepstakes, which is part of the launch of a new name for Chester County's oldest independent bank (the former Downingtown National Bank), runs through July 1. Drawings for the car and vacation travel certificate will be held at Downingtown Borough's Good Neighbor Day Celebration on Saturday, July 3. Drawings for $25 and $50 gift certificates which can be redeemed at select local vendors will be awarded at each branch office on Friday, July 2.

     "This is an opportunity for the bank to show its appreciation to our loyal customers and communities who have supported us for over 140 years," says Henry F. Thorne, President and CEO of DNB First. "We also wanted to underline the new energy at the bank, which our customers can experience in new products and services. We're celebrating the name change in a big way to reflect our big plans for DNB First."

     To enter the sweepstakes, simply visit any DNB First branch. No purchase is necessary. Only one entry per person is allowed.

     DNB First, National Association, a member of DNB Financial Corporation, is a $420 million community bank headquartered in Chester County, Pennsylvania, and is the oldest independent bank in the county with nine full service offices. In addition to a broad array of consumer bank products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. For more information, go to www.dnbfirst.com.

For more information:
Mike Freeman
Freeman Communications
859-594-5004 - office
513-910-7240 - cell
mike@freemancommunications.biz

Christine Coleman
Vice President, Marketing Director, DNB First
484-359-3218 - office
ccoleman@dnbfirst.com

        4 Brandywine Avenue - Downingtown, PA 19335-0904 - (610) 269-1040